Exhibit 23.3

Independent registered public accounting firm consent

The Directors
Prudential plc
Laurence Pountney Hill
London, EC4R 0HH
England

        We consent to the use of our report dated May 18, 2004, with respect to the consolidated financial statements of Prudential plc as at December 31, 2003 and December 31, 2002 and for each of the years ended December 31, 2003, 2002 and 2001 appearing in our annual report on Form 20-F for the year ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Independent registered public accounting firm" in the prospectus supplement.

KPMG Audit Plc
London, United Kingdom
July 29, 2004